Exhibit 5.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Amendment No. 1 to the Registration Statement on Form F-10 of our report dated February 27, 2018, relating to the consolidated financial statements of Atlantica Yield plc and subsidiaries as of December 31, 2017 and 2016 and for the years ended December 31, 2017, 2016 and 2015, appearing in Exhibit 99.3 of Algonquin Power & Utilities Corp.’s Form 6-K dated September 7, 2018. We also consent to the reference to us under the heading “Auditor, Transfer Agent and Registrar” in such Amendment No. 1 to the Registration Statement.

/s/ Deloitte, S.L.
Madrid, Spain
September 18, 2018